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                                  EXHIBIT 7(a)


                                CREDIT AGREEMENT

        Agreement dated as of September 25, 1996, between VGBS Acquisition Corporation, a New York corporation having its principal office at 1895 Mt. Hope Avenue, Rochester, New York 14620 (the "Lender"), and The Village Green Bookstore, Inc., a New York corporation having its principal office at 1357 Monroe Avenue, Rochester, New York 14618 (the "Borrower" or "Company").

        Contemporaneous with the execution of this Credit Agreement, Lender is being issued a Secured Promissory Note and is being granted a Warrant to purchase up to 2,400,000 shares in the Borrower pursuant to a Warrant dated as of September 16, 1996 (the "Warrant") among Borrower and the Lender (collectively the "Agreements"). As a material inducement to the Borrower's agreement to grant the Warrant pursuant to the terms of the Agreement, Borrower is entering into this Credit Agreement.

        The parties hereby agree as follows:

        1. Borrowing. Subject to and upon the terms and conditions set forth in this Credit Agreement, the Company will borrow from the Lender, and the Lender will lend to the Company up to $1.2 Million dollars in accordance with Schedule 2(a) which shall be utilized exclusively to repay outstanding principal indebtedness of the Company's to Senior Subordinated Debentureholders.

        2. Available Credit; Delivery to Debentureholders.

               (a) The Lender agrees on the terms and conditions hereinafter set forth, to make loans (the "Loans") to the Borrower from time to time during the period from the date of this Credit Agreement in an aggregate amount not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) ("Line of Credit").

               (b) Borrower may draw $300,000 against the Line of Credit upon consummation of the Closing of the Agreements. Any draws under the Line of Credit shall be delivered by Lender at its option in the form of: (i) checks in the name of each of the Debentureholders set forth on Schedule 2(b) as repayment of the relative principal amount due and owing each such Debentureholder; or (ii) in accordance with the written instructions of Borrower delivered in accordance with the terms of this Credit Agreement.

               (c) After closing, Borrower may draw $300,000 against the Line of Credit at the beginning of each of the periods set forth on Schedule 2(a), provided Borrower has complied with the terms of this Credit Agreement and the representations and warranties made herein are accurate at such time.
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               (d)    At the Closing Date the Company shall enter into an
                      agreement to pay to Bright Capital Group, LLC ("Bright") a reorganization fee in the aggregate amount of $100,000, in twelve equal monthly payments commencing November 1, 1996. The Agreement between Bright and the Company shall be executed in the form attached hereto as Exhibit 2(c).

               (e) Each of the Lender and the Company agrees to bear all of its own expenses incurred in connection with this agreement and all transactions contemplated hereby.

        3. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M., local time, on the ___ day of September, 1996, at the offices of Harter, Secrest & Emery, 700 Midtown Tower, Rochester, New York 14604 or at such other time and place as the parties may agree upon (the "Closing Date"). In the event any of the parties is entitled not to close on the Closing Date because a condition to the Closing set forth in
Section 9 or 10 hereof has not been met or waived by the party entitled to waive it, such party may postpone the Closing by giving written notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen). However, the Closing Date shall be no later than the 30th day of September, 1996.

        4. Obligations at Closing.

               (a)    At the Closing, the Company will deliver to the Lender:

                      (i)    the Warrant;

                      (ii) certified resolutions of the Board of Directors of the Company approving the Credit Agreement and the Agreements as well as an Incumbency Certificate as title incumbency of the officer of Borrower executing this Credit Agreement and the Agreements;

                      (iii) certificates as to the good standing of the Company from the appropriate officials of the jurisdictions in which it is incorporated or qualified and authorized to do business as a foreign corporation as of dates reasonably near the Closing Date; and

                      (iv) all other documents required to be delivered by the Company to the Lender under the provisions of this Agreement.

               (b)    At the Closing, the Lender will deliver to the Company:

                      (i)    checks required by Section 2(b) hereof;

                      (ii) a copy of the resolutions of the Lender's Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereunder.
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                      (iii)  all other documents required to be delivered by the
                             Lender to the Company under the provisions of this Agreement.

               (c) At any time after the Closing, at the Lender's request and in consideration of the agreements herein, the Company will execute and deliver such other instruments of sale and take such actions as the Lender may reasonably deem necessary or desirable in order to carry out the intent of this Credit Agreement.

        5. Representations and Warranties by the Company. The Company represents and warrants to the Lender as follows:

               (a) Organization, Standing and Qualification. The Company is a corporation organized, validly existing and in good standing under the laws of the State of New York and is not qualified to do business other than in the State of Pennsylvania and neither the location of any of Borrower's properties nor the nature of its activities require Borrower to be qualified in any other jurisdiction. The Company has all the requisite corporate power and authority to own, lease or operate its business and properties in the places where such business is now conducted. The Company has made available to the Lender true and complete copies of its Certificate of Incorporation and the By-laws, and all amendments thereto, and the minute book of the Company. Except as set forth in
                      Schedule 5(a), the Company has received no notification of delisting of the Company from the NASDAQ small Cap Market from the NASDAQ Stock Market.

               (b) Subsidiaries. Schedule 5(b) sets forth each of the Company's subsidiaries and their respective States of incorporation. The Company has not made, nor will it make prior to the Closing Date, any commitment to purchase any interest, direct or indirect, in any other corporation or of any partnership, joint venture or other business enterprise or entity. The Company conducts the business carried on by the Company only through the Company and its subsidiaries.

               (c) Execution, Delivery and Performance of Agreement; Authority. Except as set forth in the Convertible Debenture and any warrant thereto, the execution, delivery and performance of this Agreement by the Company will not conflict with, result in a default, right to accelerate or loss of rights under or result in the creation of any lien, charge or encumbrance pursuant to, or conflict with any provision of the Company's Certificate of Incorporation, By-laws, any franchise, mortgage, deed of trust, material lease, license, agreement, law, rule or regulation or any order, judgment or decree to which the Company is a party or by which it may be bound. The Company has the full capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and
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                      constitutes, or prior to the Closing will constitute, a
                      valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting generally creditor's rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Government Approvals, Notice and Filings. No consent or approval of, giving of notice to, registration with, or taking of any action in respect of or by any Federal, state, local or foreign governmental authority or agency is required with respect to the execution, delivery or performance by the Company of this Agreement.

               (e) Capitalization. Except as set forth in Schedule 5(e), there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements under which the Company is or may become obligated to issue, assign or transfer any shares of the capital stock of the Company other than as listed or described in the Company's Commission Documents (as hereinafter defined).

               (f) Ownership of the Stock. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.001 per share, of which 3,741,155 shares are currently issued and outstanding. The Company will deliver at Closing a Warrant to purchase up to 2,400,000 shares of Common Stock. After the Closing, and upon exercise of all or part of the Warrant and receipt of valid consideration therefor, the Company will issue and deliver up to 2,400,000 shares of Common Stock (previously defined herein as the "Stock") to the Lender. The Company warrants that it has the authority to issue the Stock issuable upon exercise of the Warrant to be purchased hereunder. Upon exercise and delivery of valid consideration to the Borrower, the Lender will obtain good and marketable title to the Stock, free and clear of all liens, claims, encumbrances or restrictions of any kind. Upon exercise of the Warrant and assuming valid consideration being delivered to the Borrower upon exercise, the stock issuable upon exercise of the Warrant will be validly issued, fully paid and non-assessable and will not be issued in violation of, and will not be subject to any preemptive rights. The Company has reserved for issuance the shares of stock issuable under the Warrant.

               (g) Financial Statements. The Company has made available for the Lender's inspection a true and complete copy of its Registration Statement on Form SB-2 respecting the registration of the Company's Common Stock with the Securities and Exchange Commission (the "Commission") and the Company's Annual Report on Form 10-KSB for the year ended January 28, 1996 (collectively the "Commission Documents"). Additionally, the
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                      Company has provided to the Lender (i) a balance sheet and income statement (unaudited) dated June 30, 1996 (attached hereto as Exhibit 5(g)(i)); (ii) projections for the six months ending January 1997 for the Company's Monroe and Perinton stores and the Company's two Kideology stores (attached hereto as Schedule 5(g)(ii)); and (iii) an analysis of the projected settlement costs on various leases and lawsuits to which the Company has either defaulted upon or is a party to (attached hereto as Schedule 5(g)(iii)). As of their respective dates, none of the documents described in this Section 5(g) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make statements made therein not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and with the published Rules and Regulations of the Commission, and have been prepared in accordance with generally accepted accounting principals applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal, recurring, audit adjustments) the financial position of the Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

               (h) Absence of Undisclosed Liabilities. Except as otherwise disclosed in this Agreement and except as set forth on
                      Schedule 5(h) and to the extent reflected or reserved against on the Company Balance Sheet, as at June 30, 1996, the Company does not have any debts, liabilities or obligations. Except as otherwise disclosed in this Agreement and except to the extent reserved adequately and properly in the unaudited balance sheets, as of the Closing the Company does not have any debts, liabilities, obligations for the period commencing June 30, 1996 through the Closing Date, or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed in the period commencing June 30, 1996, through the Closing Date, then known, due or payable.

               (i) Taxes. All taxes imposed by the United States or by any other taxing authority, which are due or payable by the Company and all interest and penalties thereon, have been paid in full or properly reserved for; all tax returns and reports required to be filed in connection therewith have been accurately prepared and duly and timely filed; and all deposits required by law to be made by the Company with respect to estimated taxes, employees income withholding and social security taxes have been duly made.

               (j)    Absence of Changes or Events. Except as set forth on
                      Schedule 5(j), since January 28, 1996 the Company has conducted its business only in the ordinary course and has not:
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                      (i)    incurred any obligation or liability, whether due
                             or to become due, except liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice;

                      (ii) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Company Balance Sheet and current liabilities incurred since June 30, 1996, in the ordinary course of business and consistent with its prior practice;

                      (iii) declared or made any payment of dividends or other distribution in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                      (iv) mortgaged, pledged or subjected to lien or any other encumbrance any of its material property or assets;

                      (v) sold, transferred, leased to others or otherwise disposed of any of its material assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or material claim, or waived or released any right of substantial value;

                      (vi) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business of the Company taken as a whole;

                      (vii) encountered any material labor union organizing activity, had any actual or, to the best knowledge of the Company, threatened employee strikes, work stoppages, slow-downs or lock-outs, or that any material change in its relations with its significant employees, agents, customers or suppliers;

                      (viii) made any material change in the rate of
                             compensation payable to or paid or agreed or orally promised to pay, any shareholder, director, officer, employee, salesman, distributor or agent;

                      (ix) made any capital expenditures or capital additions or betterments, or entered into any leases;

                      (x) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any brokerage, finder's fee or other similar expenses in connection with, or incurred any severance pay obligations; or

                      (xi) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xi) above.

                      (xii) Except as set forth on Schedule 5(j)(xii), incurred any material adverse change with regard to the Company's vendors.

               (k) Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the best knowledge of the Company, threatened, against the Company or the transactions contemplated by this Agreement other than as listed on Schedule 5(g)(iii).

               (l) Compliance with Laws and Other Instruments. The Company has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations as presently conducted. Neither the ownership nor use of the properties nor the conduct of the business of the Company conflicts with the rights of any other person or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Certificate of Incorporation or By-laws of the Company as presently in effect, or any material lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party may be bound.

               (m) Title of Properties. The Company has good, marketable and insurable title to all the material properties and assets it owns or purports to own in the operation of its business. The Company has good, marketable and insurable leasehold interests in or other rights to use all the material properties and assets it uses or purports to use in the operation of its business. None of such properties and assets is subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever except as listed on Schedule 5(g)(iii). All the properties and assets which are in use by the Company are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for their current operations.
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               (n)    Schedules. Attached hereto are disclosure schedules to
                      this Credit Agreement. Such disclosure schedules, listed below, are accurate and true as of the date hereof:

                      (i) Schedule 5(n)(i). All real property owned by the Company or in which the Company has a leasehold or other interest or which is used by the Company together with a description of each related lease, sublease, license, or other instrument.

                      (ii) Schedule 5(n)(ii). All machinery, tools, equipment, motor vehicles, rolling stock, depreciable assets and other tangible personal property owned, leased or used by the Company, except for individual items having a book value of not more than $1,000 in the aggregate.

                      (iii) Schedule 5(n)(iii). All material patents, patent applications patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, owned or held by the Company or used in the operation of its businesses.

                      (iv) Schedule 5(n)(iv). All fire, theft, casualty, liability and other insurance policies insuring the Company.

                      (v) Schedule 5(n)(v). All material sales agency or distributorship agreements or franchises or other material agreements providing for the services of an independent contractor to which the Company is a party.

                      (vi) Schedule 5(n)(vi). All material contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know how, formula or trade secrets to which the Company is a party.

                      (vii) Schedule 5(n)(vii). All loan agreements, indentures and mortgages; all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties and leases or lease purchase agreements covering any material assets to which the Company is a party.

                      (viii) Schedule 5(n)(viii). All contracts, agreements and
                             commitments in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of the Company or pursuant to which the Company has acquired any substantial portion of its business or assets.

                      (ix) Schedule 5(n)(ix). All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or bound or which relate to the operation of its business.

                      (x) Schedule 5(n)(x). All other material contracts, agreements, commit- ments or arrangements not described in the foregoing subparagraphs (i) through (ix) of this Section 5(n) to which the Company is a party and to which are not substantially performed by any party thereto, excluding (A) purchase and sales orders and commitments made in the ordinary course of business and consistent with its prior practice (B) contracts entered into in the ordinary course of business and consistent with its prior practice and involving payments or receipts by the Company of less than $1,000 in the case of any single contract but not more than $10,000 in the aggregate, and (C) contracts entered into in the ordinary course of business which are terminable by the Company on less than 30 days' notice without any penalty or consideration.

                      (xi) Schedule 5(n)(xi). The names and current annual salary rates of all persons who either receive a salary from the Company or act as independent commission agents whose annual compensation (direct or indirect) from the Company is currently at the rate of more than $100,000 per year.

                      (xii) Schedule 5(n)(xii). The names of all directors and officers of the Company, the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto.

                      (xiii) All of the contracts and agreements given to Lender for inspection and copying pursuant to this Section 5 (other than those which have been substantially performed) are valid and binding, enforceable by the Company in accordance with their respective terms in full force and effect and, except as otherwise specified by the Company or otherwise provided herein will be unaffected by the sale of the Stock to the Lender hereunder. True and complete copies of all such contracts, agreements, leases, licenses, policies, indentures, mortgages and other documents described in this Section 5 (together with any and all material amendments thereto) have been made available to the Lender for inspection and copying.

               (o) Guaranties. None of the obligations or liabilities of the Company is guaranteed by any other person, firm or corporation, nor has the Company guaranteed the obligations or liabilities of any other person, firm or corporation.

               (p) Inventory. The inventory and related supplies of the Company and reflected on the Company's balance sheets or thereafter acquired are merchantable, or suitable and usable, for sale in the ordinary course of business.

               (q) Receivables. All receivables of the Company have arisen only from bona fide transactions in the ordinary course of business and shall be fully collected within 120 days after they arose except to the extent of the normal allowance for doubtful accounts computed as a percentage of sales consistent with prior practices as reflected on the Company's balance sheets.

               (r) Records. The books of account, minute books, stock certificate books and stock transfer ledgers of the Company are substantially complete and correct in all material respects, and there have been no transactions involving the business of the Company which are required to have been set forth therein and which have not been so set forth.

               (s)    Employee Benefit Plans.

                      (i) The Company has made available to the Lender for inspection and copying all employee benefit plan texts and other agreements adopted in connection with any such plans, along with any other material information and reports relating to each benefit plan.

                      (ii) To the best of the Company's knowledge, with respect to each employee benefit plan, full payment has been made of all amounts which the Company is or has been required under the terms of each such plan to have paid as contributions to such plan.

                      (iii) To the best of the Company's knowledge, with respect to each employee benefit plan, each such plan conforms to, and its administration is in compliance with, all applicable laws and regulations.

               (t) Environmental. Borrower is in full compliance with all applicable Environmental Laws or Regulations, orders and directives of Federal, state or local governments or governmental authorities. The term "Environmental Laws or Regulations" includes regulatory programs involving (1) air emissions, (2) liquid discharges to streams, ponds, ditches or other surface waters, (3) liquid discharges to ground waters, (4) liquid discharges to publicly-owned treatment works, (5) disposal of solid and/or hazardous wastes, (6) marking, maintenance and/or removal of electrical equipment containing PCBs, (7) manufacture and/or construction (including renovation) involving asbestos materials, (8) activities in or adjacent to fresh water wetlands, flood hazard areas, coastal zone management areas and/or historic preservation areas, (9) registration, operation, testing and/or removal or replacement of storage tanks for petroleum products and/or hazardous substances, and (10) emergency, planning and community right-to-know laws, including submission of hazardous substance inventory information to Federal, state or local authorities.

               (u) Disclosure. No representation or warranty made by the Company in this Agreement or in any Schedule annexed hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

               (v) Disclaimer. Except for the warranties and representations expressly set forth herein, the Company has not relied upon and no representations have been made to them by the Lender, its attorneys, agents, employees or representatives with respect to the Lender, its respective assets, financial condition, profitability, operations or business prospects and/or potential.

        6. Representations and Warranties by the Lender. The Lender represents and warrants to the Company as follows:

               (a) Organization. The Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease or operate its properties as and in the places where such business is now conducted. The Lender has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

               (b) Execution, Delivery and Performance of Agreement and Guaranties; Authority. The execution, delivery and performance of this Agreement by the Lender will not conflict with, or result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the Lender's Certificate of Incorporation or By-laws, or any franchise, mortgage, deed of trust, material lease, license, agreement, law, ordinance, rule or regulation or any order, judgment or decree to which the Lender is a party or by which it may be bound. This Agreement has been dully authorized by the Lender and constitutes a valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms.

               (c) Purpose of Lender. Upon exercise of the Warrant, the Lender will be acquiring the Stock solely for investment purposes and not with a view to subsequent transfer or resale. The Lender recognizes upon exercise, the Stock will be "Restricted Securities" under the Securities Act of 1933, as amended (the "Securities Act") and will be subject to substantial limitations on resale or other transfer. Accordingly, the Lender agrees to bear the economic risk of investment in the Stock for an indefinite period of time. The Lender agrees that the Company will restrict the offer, sale, transfer, assignment or other disposition of the Stock by placing a legend on the Stock to the effect that the Company has not registered the Stock under the Securities Act or any state securities laws and that the holder may not sell or otherwise transfer the Stock without registration or an opinion of counsel acceptable to the Company that such transaction will not result in a prohibited transaction under the Securities Act and applicable state laws and by referring to the above-described restrictions in the transfer records of the Company. The Lender represents that it will not sell or otherwise transfer the Stock without registration under the Securities Act and applicable state laws, or appropriate exemptions therefrom.

               (d) Government Approvals, Notices and Filings. No consent or approval of, giving of notice to, registration with, or taking of any action in respect of or by, any Federal, state or local governmental authority or agency is required with respect to the execution, delivery or performance by the Lender of this Agreement.

               (e) Ownership of the Lender. The Lender was incorporated in New York and as of the date of this Agreement has no assets or liabilities, except immaterial assets and liabilities created or arising as a result of its incorporation. The Lender is an affiliate of H.J. Meyers & Co., Inc., a New York corporation with an address at 1895 Mt. Hope Avenue, Rochester, New York.

               (f) Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the best knowledge of the Lender threatened, against or relating to the Lender in connection with the transactions contemplated by this Agreement.

               (g) Disclosure. No representation or warranty made by the Lender in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein contained not misleading.

               (h) Confidentiality. The Lender agrees not to disclose the contents of this Agreement or any documents provided by the Company to the Lender pursuant to this Agreement with any party not affiliated with the Lender without the prior written consent of the Company, which may be withheld for any reason.

        7.     Conduct of Business Prior to Closing.

               (a) From and after the date hereof the Company shall use its best efforts to conduct its business and affairs only in the ordinary course of business and consistent with prior practice and to maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices. Without limiting the generality of the foregoing, prior to the Closing the Company will not, without the Lender's prior written consent after due consultation with the Lender, permit the Company to:

                      (i) change its Certificate of Incorporation or By-laws or merge or consolidate or obligate itself to do so with or into any other entity;

                      (ii) enter into any material contract, agreement, commitment or other understanding or arrangement.

                      (iii) perform, take any action or incur or permit to exist in any of the acts, transactions, events or occurrences of the type described in subparagraphs
                             (i), (ii), (iii), (iv), (v), (viii), (ix), (x),
                             (xi), or (xii) of Section 5(j) hereof which would be inconsistent with the representations and warranties set forth therein.

               (b) The Company shall give the Lender prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 5 or elsewhere in this Agreement or the Schedules annexed hereto which occurs prior to the Closing.

               (c) From and after the date hereof, the Company shall refrain from soliciting or engaging in negotiations or discussions with respect to or entering into any agreement or arrangement with any person for the transfer, sale, pledge, assignment or other disposition of the capital stock or all or substantially all of the assets of the Company.

        8. Access to Information and Documents. The Company will give the Lender and the Lender's attorneys, accountants and other representatives full access to the documents, contracts, books and records of the Company as are necessary and required to satisfy the Company's disclosure obligation under this Agreement.

        9. Conditions Precedent to Lender's Obligations. All obligations of the Lender at the Closing are subject to the fulfillment of each of the following conditions at or prior to the Closing:

               (a) All representations and warranties of the Company contained herein and in any Schedule annexed hereto or document delivered at the time of the execution and delivery hereof shall be true and correct in all material respects when made and at, and as of, the Closing Date.

               (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Company at or before the Closing shall have been duly and properly performed.

               (c) Since the date of this Agreement there shall not have occurred any material adverse change in the properties, assets, operations, business, financial condition or prospects of the Company, taken as a whole.

               (d) There shall be delivered to Lender a certificate executed by the Chairman of the Board and President of the Company on their own behalf dated the Closing Date, certifying that the conditions set forth in paragraph (a), (b) (c) and (f) of this Section 9 have been fulfilled.

               (e) All documents required by this Agreement to be delivered by the Company to the Lender at or prior to the Closing shall have been so delivered.

               (f) All guaranties by the Company of obligations or liabilities of any other person shall have been effectively discharged and terminated.

               (g) Board of Directors. The Board of Directors of the Company consists of four directors. Each Director shall deliver to Lender his resignation in escrow at closing. Lender shall have the absolute right to name replacement directors.

               (h) The Lender shall have received a fully executed agreement between Bright and the Company in the form attached hereto as Exhibit 2(c).

        10. Conditions Precedent to the Company's Obligations. All obligations of the Company at the Closing are subject to the fulfillment of each of the following conditions at or prior to the Closing:

               (a) All representations and warranties of the Lender contained herein shall be true and correct when made and at and as of the Closing Date.

               (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Lender at or before the Closing shall have been duly and properly performed.

               (c) There shall be delivered to the Company a certificate executed by the President and Secretary of the Lender, dated the Closing Date, certifying that the conditions set forth in paragraphs (a) and (b) of this Section 10 have been fulfilled.

               (d) All documents required by this Agreement to be delivered by the Lender to the Company at or prior to the Closing shall have been so delivered.

        11.    Indemnification.

               (a) For a period commencing on the Closing Date and ending one year thereafter, the Company hereby agrees that in the event the assets set forth in Schedule 5(g)(i) prove to be less than represented, the liabilities set forth in
                      Schedule 5(g)(i) prove to be greater than projected, or the settlement costs set forth in Schedule 5(g)(iii) prove to be greater than projected, that the Lender shall be entitled to receive an additional Warrant to purchase that number of additional shares of Stock equal to the disparity multiplied by a factor of "2."

               (b) For a period commencing on the Closing Date and ending one year thereafter, each of the Lender and the Borrower hereby indemnifies and agrees to hold the Company harmless from, against and in respect of, and shall on demand reimburse it for:

                      (i) Any and all loss, liability or damage suffered or incurred by the Company by reason of any untrue, incorrect or incomplete representation or warranty or nonfulfillment or nonperformance of any covenant or agreement by either party contained herein;

                      (ii) Any and all loss, liability or damage suffered or incurred by the Company by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of either party with respect to this Agreement or the transactions contemplated hereby; and

                      (iii) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

               (c)    Whenever any claim shall arise for indemnification under
                      Section 11(a) or (b) hereof, the party claiming indemnification shall promptly notify the other party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceeding by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Should the parties hereto be unable to agree as to the amount of indemnification or the date payment is to be made, the claim shall be submitted to binding arbitration subject to the rules of the American Arbitration Association.

        12. Survival of Representations and Warranties. Each statement, representation, warranty, indemnity, covenant and agreement made by any party hereto shall (i) survive any audit or investigation by or on behalf of any other party hereto and (ii) survive the Closing Date for a period of one year, unless any other party hereto gives written notice to such party prior to the expiration of such one year period of the assertion of any claim for liability under this Agreement, in which case they shall survive until the final settlement or judicial resolution of such claim.

        13. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three days after mailing by first class registered mail, return receipt requested, or one day after delivery to an overnight courier, addressed to the parties at the addresses set forth herein or as each party may from time to time designate. A copy of any notice given to Lender shall be sent in accordance with this Section 13 to Kenneth Rose at Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, Suite 902, New York, New York 10022. A copy of any notice given to the Company shall be sent in accordance with this Section 13 to James M. Jenkins at Harter, Secrest & Emery, 700 Midtown Tower, Rochester, New York 14604.

        14.    Additional Covenants.

               (a) Public Announcements. Prior to the Closing, each of the Company and the Lender covenants and agrees to refrain from issuing any public announcement, statement or communication regarding the matters contemplated hereby without first notifying the other party, providing them with a copy of the text thereof and requesting written consent thereto, which shall not be unreasonably withheld.

        15. Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:

               (a)    by mutual written consent of the Company and the Lender;

               (b) by the Company, if there has been a material misrepresentation, breach of covenant or breach of warranty of the Lender's respective representations, warranties and covenants as set forth herein;

               (c) by the Lender, if there has been a material misrepresentation, breach of covenant or breach of warranty of the Company's representations, warranties and covenants set forth herein;

               (d)    by the Company, if any of the conditions provided in
                      Section 10 herein have not been met at the Closing and have not been waived by the Company;

               (e) by the Lender if any of the conditions provided in Section 9 herein have not been met at the Closing and have not been waived by the Lender;

               (f) by either party if the Closing has not occurred on or before September 30, 1996.

        16.    Effect of Termination.

               (a) If this Agreement is terminated pursuant to Section 15 herein, this Agreement shall be of no further force and effect and there shall be no further liability hereunder on the part of either party or its affiliates, directors, officers, shareholders, agents or other representatives.

               (b) Notwithstanding anything to the contrary contained herein, the provisions of Sections 15 and 16 shall survive any termination of this Agreement.

        17.    Miscellaneous.

               (a) This writing, together with the Schedules and Exhibits annexed hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto, and may not be modified, amended or terminated except by a written agreement signed by the parties hereto.

               (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver. No delay or omission to exercise any right or remedy against any party hereto shall be construed to be a waiver thereof.

               (c) This Agreement shall be binding upon and inure to the benefit of the Lender, its successors and assigns. The Lender may assign this Agreement to an affiliate.

               (d) The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs. Words and definitions in the singular shall be read and construed as though in the plural, and vice versa, unless the context otherwise requires, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

               (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

               (f) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

               (g) Unless the context otherwise requires, (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (b) each term defined in this Agreement has the meaning so assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the GAAP, (d) all references to the "knowledge" of a party will be deemed to refer to the actual knowledge of such party after due inquiry, (e) all references to a party's "best efforts" and references of like import will be deemed to refer to the best efforts of such party in accordance with reasonable commercial practice and without incurring unreasonable expense, and (g) as used in this Agreement, a "material" change shall be interpreted as referring to a change or effect that has a significant impact on a party's business as a whole.

               (h) No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of such provision or of this Agreement.

               (i) Except as previously provided herein, nothing contained in this Agreement is intended to confer upon any person, other than the parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

               (j) This Agreement and all amendments hereof shall be governed by construed and enforced in accordance with the internal laws of the State of New York, without regard to such state's laws regarding the conflict of laws.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

                                       VGBS ACQUISITION CORPORATION


                                       By: /s/ James A. Villa
                                          -------------------------------------
                                          Name:  James A. Villa
                                          Title: President


                                       THE VILLAGE GREEN BOOKSTORE, INC.


                                       By: /s/ Raymond C. Sparks
                                          -------------------------------------
                                          Name:  Raymond C. Sparks
                                          Title: President and Chief
                                                 Executive Officer

                                CREDIT AGREEMENT

                                     BETWEEN

                          VGBS ACQUISITION CORPORATION

                                       AND

                        THE VILLAGE GREEN BOOKSTORE, INC.

           IDENTIFICATION OF CONTENTS OF OMITTED SCHEDULES AND EXHIBIT


SCHEDULE OR EXHIBIT
Schedule 2(a):                      Timing of Draws
Schedule 2(b):                      List of Debentureholders and the Principal Amount Owed to
                                    Each Debentureholder
Schedule 2(c):                      Financial Consulting Agreement With Bright Capital Group,
                                    LLC
Schedule 5(a):                      Organization, Standing and Qualification
Schedule 5(b):                      List of Subsidiaries
Schedule 5(e):                      Capital Obligations
Schedule 5(g)(i):                   Unaudited Balance Sheet dated June 30, 1996
Schedule 5(g)(ii):                  Projections
Schedule 5(g)(iii):                 Projected Settlement Costs
Schedule 5(h):                      Liabilities
Schedule 5(j):                      Changes and Events
Schedule 5(k):                      Litigation
Schedule 5(n)(i):                   Leases
Schedule 5(n)(ii):                  Tangible Personal Property
Schedule 5(n)(iii):                 Trademarks
Schedule 5(n)(iv):                  Insurance
Schedule 5(n)(v):                   Material Agreements
Schedule 5(n)(vi):                  Intellectual Property
Schedule 5(n)(vii):                 Tangible Personal Property Leases
Schedule 5(n)(viii):                Stock Options and Warrants
Schedule 5(n)(ix):                  Employment and Employee Benefit Agreements
Schedule 5(n)(x):                   Other Material Agreements
Schedule 5(n)(xi):                  Employees Earning More Than $100,000 Per Year
Schedule 5(n)(xii):                 Officers, Directors and Bank Accounts
Exhibit (9)(i):                     Notices to Debentureholders